SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

Thomson

(Exact Name of Registrant as Specified in Its Charter)

Thomson

(Registrant’s Name for Use in English)

The Republic of France (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification Number)

46, quai A. Le Gallo, 92648 Boulogne Cedex, France

(Address of Principal Executive Offices)

Thomson September 21, 2006 Stock Option Plan

(Full Title of the Plan)

Thomson Inc.

10330 North Meridian Street

Indianapolis, IN 46290, U.S.A.

(Name and Address of Agent for Service)

Please Send Copies of Communications to:

Nikolaos G. Andronikos

Sullivan & Cromwell LLP

24, rue Jean Goujon
75008 Paris
France
+33 1.73.04.10.00

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares of Thomson, nominal value € 3.75 per share (1)	1,150,000 shares (2)	$15.86 (3)	$18,240,209 (3)	$1,951.70

(1)

The Ordinary Shares may be represented by American Depositary Shares, each of which represents one Ordinary Share. American Depositary Shares, which may be evidenced by American Depositary Receipts, issuable on deposit of Ordinary Shares have been registered pursuant to a separate registration statement on Form F-6 (Commission File No. 333-122272).  The Ordinary Shares are not being registered for the purpose of offers and sales outside the United States.

(2)

The amount being registered also includes an indeterminate number of Ordinary Shares which may be offered as a result of stock splits, stock dividends and anti-dilution provisions and other terms, in accordance with Rule 416 under the Securities Act of 1933.

(3)

Calculated in accordance with Rule 457(h) under the Securities Act of 1933 on the basis of  €12.49, the price at which the options granted under the Thomson September 21, 2006 Stock Option Plan may be exercised, and an exchange rate of 1.2699 U.S. dollars per € 1.00, the Federal Reserve Noon Buying Rate on September 27, 2006.  Offering prices are estimated solely for purposes of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the plan covered by this registration statement as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act of 1933”).  These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents that Thomson has filed with the Securities and Exchange Commission are incorporated in this registration statement by reference and made a part hereof:

(a) our Annual Report on Form 20-F for the fiscal year ended December 31, 2005 (Commission File No. 001-14974) filed with the Commission on May 12, 2006, as amended by an amendment on Form 20-F/A (Commission File No. 001-14974) filed with the Commission on June 21, 2006;

(b) our report on Form 6-K (Commission File No. 001-14974) dated July 28, 2006; and

(c) the description of our Ordinary Shares and American Depositary Receipts contained in our Amended Registration Statement on Form 8-A/A filed with the Commission on December 17, 2001 and reports filed for purposes of updating that description.

All documents filed by Thomson under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such document shall not create any implication that there has been no change in the affairs of Thomson since its date thereof or that the information contained in it is current as of any time subsequent to its date. Any statement contained in such a document shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a subsequent statement contained herein or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. In addition, any statement contained in any such document shall be deemed to be superseded for the purpose of this registration statement to the extent that a discussion contained herein covering the same subject matter omits such statement. Any such statement omitted shall not be deemed to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

Thomson maintains liability insurance for its directors and officers, including insurance against liabilities under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit No.	Description
4.1	Amended by-laws of Thomson (translation from the French)
4.2

Form of Amended and Restated Deposit Agreement (including the form of American Depositary Receipt) among Thomson, The Bank of New York as depositary, and all Owners and Beneficial Owners from time to time of American Depositary Shares issued thereunder*

4.3	Regulation of the Thomson September 21, 2006 Stock Option Plan (translation from the French)
5.1	Opinion of Sullivan & Cromwell LLP
23.1	Consents of Barbier Frinault & Autres (Ernst & Young) and of Mazars & Guerard, independent public accounting firms
23.2	Consent of Ernst & Young, independent public accounting firm
23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on signature page)

*   Previously filed with the Commission on January 25, 2005 as an exhibit to a separate Registration Statement on Form F-6 (Commission File No. 333-122272) and incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boulogne, France on September 29, 2006.

Thomson

By:	/s/ Frank E. Dangeard
	Name:	Frank E. Dangeard
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 29, 2006. In addition, each of the undersigned hereby constitutes and appoints Julian Waldron and Marie-Ange Debon, acting jointly or either of them acting individually, his attorneys-in-fact, each with power of substitution, in his name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments) to the registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Signature:	Title:

/s/ Frank E. Dangeard	Chairman of the Board of Directors and Chief
Frank E. Dangeard	Executive Officer
(Principal executive officer)

/s/ Julian Waldron	Chief Financial Officer
Julian Waldron	(Principal financial officer and principal accounting officer)

/s/ Christian Blanc	Director
Christian Blanc

/s/ Eric Bourdais de Charbonnière	Director
Eric Bourdais de Charbonnière

/s/ Catherine Cavallari	Director
Catherine Cavallari

/s/ Loïc Desmouceaux	Director
Loïc Desmouceaux

/s/ Eddy W. Hartenstein	Director
Eddy W. Hartenstein

Director
Paul Murray

/s/ Marcel Roulet	Director
Marcel Roulet

/s/ Pierre Lescure	Director
Pierre Lescure

Director
Didier Lombard

/s/ Gérard Meymarian	Director
Gérard Meymarian

/s/ Jean de Rotalier	Director
Jean de Rotalier

Director
David Roux

Director
Rémy Sautter

Director
Henry P. Vigil

/s/ Charles M. Freeland	Authorized Representative in the U.S.
Charles M. Freeland
Senior Counsel, Thomson Inc.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended by-laws of Thomson (translation from the French)
4.2

Form of Amended and Restated Deposit Agreement (including the form of American Depositary Receipt) among Thomson, The Bank of New York as depositary, and all Owners and Beneficial Owners from time to time of American Depositary Shares issued thereunder*

4.3	Regulation of the Thomson September 21, 2006 Stock Option Plan (translation from the French)
5.1	Opinion of Sullivan & Cromwell LLP
23.1	Consents of Barbier Frinault & Autres (Ernst & Young) and of Mazars & Guerard, independent public accounting firms
23.2	Consent of Ernst & Young, independent public accounting firm
23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on signature page)

_________________________

*   Previously filed with the Commission on January 25, 2005 as an exhibit to a separate Registration Statement on Form F-6 (Commission File No. 333-122272) and incorporated herein by reference.